EXHIBIT 23.1

PricewaterhouseCoopers LLP
Chartered Accountants
111 5th Avenue SW, Suite 3100
Calgary, Alberta
Canada T2P 5L3
Telephone +1 (403) 509 7500
Facsimile +1 (403) 781 1825

REGISTERED CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Golden Star Resources Ltd. of our report dated February 2, 2005 relating to the financial statements and our report dated April 28 2005 relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

CHARTERED ACCOUNTANTS
Calgary, Canada
July 20, 2005